ICE MILLER LLP
One American Square, Suite 2900
Indianapolis,  Indiana  46282-0200

February 10, 2009

Board of Directors
German American Bancorp, Inc.
711 Main Street
Jasper, Indiana  47546-3042

         Re: Registration Statement on Form S-3

Ladies and Gentlemen:

         We have acted as counsel to German American Bancorp, Inc., an Indiana corporation (the "Company"), in connection with the registration of the issuance and sale of up to 1,000,000 common shares (together with accompanying preferred stock purchase rights) (the "Shares"), covered  by the Company's Registration Statement on Form S-3 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "1933 Act") including the prospectus contained in the Registration  Statement (the "Prospectus"), in connection with the Company's Dividend Reinvestment and Stock Purchase Plan (the "Plan").  Unless otherwise defined herein, capitalized terms used shall have the meaning assigned to them in the Registration Statement.

         In connection therewith, we have investigated those questions of law we have deemed necessary or appropriate for purposes of this opinion.  We have also examined originals, or copies, certified or otherwise identified to our satisfaction, of those documents, corporate or other records, certificates and other  papers  that we deemed  necessary to examine for the purpose of this opinion, including:

1.
The  Registration Statement, including the form of prospectus included therein, in the form in which it was signed by the Company on the date hereof and will be filed  with the Securities and Exchange Commission (the Commission") under the 1933 Act;

2.	A copy of the Restatement of the Articles of Incorporation of the Company, together with all amendments thereto;

3.	A copy of the Restated Bylaws of the Company, as amended to date;

4.
Resolutions relating to the approval of the Plan and the registration of the Shares and the filing of the  Registration Statement adopted by the Company's Board of Directors effective February 9, 2009 (the "Resolutions"); and

5.	Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

         We have also relied, without investigation as to the accuracy thereof, on other certificates  of and oral and written communication from public officials and officers of the Company.

         For purposes of this opinion, we have assumed (i) the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatic copies; (ii) that  the Resolutions have not been and will not be amended, altered or superseded before the filing of the Registration  Statement; and (iii) that no changes will occur in the applicable law or the pertinent facts before the filing of the Registration Statement.

         Based upon the foregoing and subject to the qualifications set forth in this letter, we are of the opinion that the Shares are duly authorized and, if and when issued  and  delivered in accordance with the resolutions of the Board of Directors authorizing their issuance and the terms of the Plan as summarized in the Prospectus, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration  Statement and to the reference to our firm in the Prospectus under the heading "Legal Opinion," and to the filing of a copy of this opinion as Exhibit 5 to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Ice Miller LLP

ICE MILLER LLP